Exhibit 10.10

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of July 30, 2012, by and between JOSEPH ARMY (the “Executive”) and VAPOTHERM, INC., a Maryland corporation (the “Company”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1. Term. The Executive’s employment hereunder shall be effective as of June 18, 2012 (the “Effective Date”) and shall continue thereafter until terminated pursuant to Section 5 of this Agreement. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2. Position and Duties.

2.1 Position. During the Employment Term, the Executive shall serve as the President and Chief Executive Officer of the Company, reporting to the Board of Directors. In such position, the Executive shall have such duties, authority and responsibility as shall be determined from time to time by the Board of Directors, which duties, authority and responsibility are consistent with the Executive’s position. The Executive shall, also serve as a member of the board of directors of the Company (the “Board”) or as an officer or director of any affiliate of the Company for no additional compensation.

2.2 Duties. During the Employment Term, the Executive shall devote substantially all of his business time and attention to the performance of the Executive’s duties hereunder, and will not engage in any other business, profession or occupation, for compensation or otherwise, which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing, the Executive will be permitted to (a) with the prior written consent of the Board (which consent can be withheld by the Board in its discretion), other than with respect to the boards of directors of Sonoma Orthopedic Products, Inc. and Exeter Health Resources for which consent is hereby provided, act or serve as a director, trustee, committee member or principal of any type of business, civic or charitable organization, and (b) purchase or own less than two percent (2%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (a) and (b) do not unreasonably interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 7 hereof.

3. Place of Performance. The principal place of Executive’s employment shall be the Company’s principal executive office; provided, however, the Executive may be required to travel on Company business during the Employment Term.

4. Compensation.

4.1 Base Salary. The Company shall pay the Executive an annual rate of base salary of $275,000 in periodic installments in accordance with the Company’s customary payroll practices. The Executive’s base salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase (but not decrease) the base salary during the Employment Term. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.

4.2 Annual Bonus.

(a) For each complete calendar year of the Employment Term, the Executive shall have the opportunity to earn an annual bonus (the “Annual Bonus”) equal to 50% of Base Salary (the “Target Bonus”), as in effect at the beginning of the applicable calendar year, based upon objectives to be established at the First Board meeting following execution of this Agreement, and subject to any action of the Board.

(b) Except as otherwise required by applicable law or as expressly provided herein, in order to be eligible to receive an Annual Bonus, the Executive must be employed by the Company on the date that Annual Bonuses are paid.

4.3 Equity Awards. In consideration of the Executive entering into this Agreement and as an inducement to join the Company, promptly following the consummation of the Company’s next Qualified Financing (as such term is defined in that certain Note and Warrant Purchase Agreement, dated July [ ], 2012, by and among the Company and certain investors) the Company will grant the Executive options to purchase such number of shares of common stock of the Company that shall equal five percent (5%) of the outstanding shares of capital stock of the Company on a fully-diluted, as if converted to common stock basis, measured as of immediately prior to the consummation of such Qualified Financing, but assuming the conversion of all then outstanding notes, warrants and other instruments convertible into shares of the new series of preferred stock issued pursuant to such Qualified Financing into such new shares of preferred stock. In the event that a Qualified Financing does not take place within four months of the Effective Date, the Company shall, at the Executive’s election, immediately grant the Executive options to purchase such number of shares of common stock of the Company that shall equal five percent (5%) of the outstanding shares of capital stock of the Company on a fully-diluted, as if converted to common stock basis, measured as of the date the options are granted, in lieu of the grant described in the previous sentence. Such options will be granted under the terms of the Amended and Restated 2005 Stock Incentive Plan of the Company, as amended, with an exercise price equal to the fair market value of the Company’s common stock on the date the options are granted, determined in accordance with Rule 409A of the Internal Revenue Code. Such option grant will vest, except as otherwise provided hereinafter or in the Award Agreement (as defined below), from and after the date granted with one-fourth vesting on the first anniversary of the Effective Date, and one-forty-eighth vesting on the last calendar day of each month thereafter, provided that the Executive is continuously employed by the Company on each such vesting date. All other terms and conditions of such awards shall be governed by the terms and conditions of the award agreement, attached hereto as Exhibit A (the “Award Agreement”).

4.4 Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than that provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.5 Vacation. During the Employment Term, the Executive will be entitled to paid vacation on a basis that is at least as favorable as that provided to other similarly situated executives of the Company; provided, however, the Executive will be entitled to at least 20 paid vacation days per calendar year (prorated for partial years).

4.6 Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company in connection with any such law, government regulation or stock exchange listing requirement).

5. Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, the Executive shall be required to give the Company at least 30 days advance written notice of any termination of the Executive’s employment. Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1 For Cause or Without Good Reason.

(a) The Executive’s employment hereunder may be terminated by the Company for Cause or by the Executive without Good Reason. If the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to receive:

(i) any accrued but unpaid Base Salary and accrued but unused vacation, which shall be paid in accordance with the Company’s customary payroll procedures, or as otherwise required by applicable law;

(ii) reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iii) such employee benefits (including equity compensation), if any, as to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date (as defined in Section 5.6); provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iii) are referred to herein collectively as the “Accrued Amounts”.

(b) For purposes of this Agreement, “Cause” shall mean:

(i) the Executive’s willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii) the Executive’s willful failure to comply with any duly authorized and legal directive of the Board;

(iii) the Executive’s engagement in dishonesty, illegal conduct or misconduct, which is, in each case, materially injurious to the Company or its affiliates;

(iv) the Executive’s embezzlement, misappropriation or fraud, whether or not related to the Executive’s employment with the Company;

(v) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi) the Executive’s material breach of any material obligation under this Agreement, the Proprietary Information Agreement (as defined below), or any other written agreement between the Executive and the Company.

For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon specific authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

Termination of the Executive’s employment shall not be deemed to be for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of the Board, at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board), identifying the conduct described in any of (i)-(vi) above and specifying the particulars thereof in reasonable detail. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have fifteen (15) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of fifteen (15) business days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Executive’s employment without notice and with immediate effect.

(c) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive’s written consent:

(i) a material reduction in the Executive’s Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(ii) a material reduction in the Executive’s Target Bonus opportunity;

(iii) any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Executive and the Company;

(iv) a material, adverse change in the Executive’s title, authority, duties or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law or in connection with a Change of Control) taking into account the Company’s size, status and capitalization as of the date of this Agreement; or

(v) a material adverse change in the reporting structure applicable to the Executive.

The Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason, and his intent to resign, within 90 days of the initial existence of such grounds. The Executive’s resignation will become effective on the 30th day following such notice, unless the Company has cured such circumstances prior to the 30th day. If the Executive does not terminate his employment for Good Reason within 90 days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

5.2 Without Cause or for Good Reason. The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts, and subject to the Executive’s compliance with Section 6, Section 7 and Section 8 of this Agreement and his execution (and non-revocation) of a release of claims in favor of the Company, its affiliates and their respective officers and directors in the form of Exhibit B (the “Release”) and such Release becoming effective within 45 days following the Termination Date (such 45-day period, the “Release Execution Period”), the Executive shall be entitled to receive the following:

(a) (i) If such Termination Date occurs prior to the earlier of a Change in Control or the first anniversary of the Effective Date, continued Base Salary for three months following the Termination Date, or (ii) if such Termination Date occurs on or after the earlier of a Change in Control or the first anniversary of the Effective Date, continued Base Salary for twelve (12) months following the Termination Date, together with a prorated Target Bonus, in each case payable in equal installments in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which shall commence within 30 days following the Termination Date;

(b) If the Executive timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the difference between the monthly COBRA premium paid by the Executive for himself and his dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to the Executive by the 10th business day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i)(A) if such Termination Date occurs prior to the first anniversary of the Effective Date, three months following the Termination Date, or (B) if such Termination Date occurs on or after the first anniversary of the Effective Date, the first anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer.

(c) The treatment of any outstanding equity awards shall be determined in accordance with the terms of the applicable award agreements.

5.3 Death or Disability.

(a) If the Executive dies or incurs a Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts.

For purposes of clarity, the payments described above shall not alter any benefits the Executive may be entitled to receive under any long-term disability insurance policy carried with respect to the Executive. Such benefits will be governed solely by the terms of the insurance policy. Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law, and all such payments shall be made within the short-term deferral period, as defined in Section 409A, for the calendar year of the Executive’s death or Disability.

(b) If the Executive dies or incurs a Disability, the treatment of any outstanding equity awards shall be determined in accordance with the terms of the applicable award agreements.

(c) The Company has the right to terminate the Executive’s employment on account of Disability.

(d) For purposes of this Agreement, Disability shall mean the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of twelve (12) months, provided that such disability also constitutes a “disability” within the meaning of Section 409A. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician appointed by the Company. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

5.4 Change in Control Termination.

(a) Notwithstanding any other provision contained herein, if the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause, in each case within twelve (12) months following a Change in Control, the Executive shall be entitled to receive the Accrued Amounts and such other amounts as may be due hereunder in connection with termination by the Executive for Good Reason or by the Company without Cause.

(b) If the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause (other than on account of the Executive’s death or Disability), in each case within twelve (12) months following a Change in Control, and in all events on the one-year anniversary of a Change in Control if no prior termination of employment has occurred, all of the Executive’s options shall vest as of the Termination Date and any other outstanding equity awards shall be determined in accordance with the terms of the applicable award agreements.

(c) Notwithstanding any other provision of this Agreement, the Executive shall be entitled to the benefits described in Sections 5.4(a) through (c) above if a Change in Control occurs within three (3) months after the termination of Executive’s employment by the Company without Cause or by the Executive for Good Reason. With respect to the benefits described in Section 5.4(a) above, any such amount shall be paid within 45 days following the date of the Change in Control.

(d) For purposes of this Agreement, “Change in Control” shall have the meaning given such term in the Award Agreement.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A.

5.5 Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 23. The Notice of Termination shall specify:

(a) The termination provision of this Agreement relied upon;

(b) To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(c) The applicable Termination Date.

5.6 Termination Date. The Executive’s Termination Date shall be:

(a) If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

(b) If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

(c) If the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive, or as otherwise provided in the Notice of Termination;

(d) If the Company terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination;

(e) If the Executive terminates his employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered. The Company may waive all or any part of such period by giving written notice to the Executive that his services are not required during the period and providing the Executive with an amount equal to 30-days’ of his Base Salary. In such event, for all purposes of this Agreement, the Executive’s Termination Date shall be the date determined by the Company.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a “separation from service” within the meaning of Section 409A.

5.7 Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive shall resign, effective on the Termination Date, from all positions that the Executive holds as an officer or member of the board of directors (or a committee thereof) of the Company or any of its affiliates.

5.8 Section 280G.

(a) If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise (the “Benefit Arrangements”)) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 5.8, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such 280G Payments shall be reduced in a manner determined by the Company (by the minimum possible amounts) that is consistent with the requirements of Section 409A of the Code until no amount payable to the Executive will be subject to the Excise Tax, unless the Executive would receive a greater after-tax amount by receiving all such 280G Payments without reduction pursuant to the foregoing provisions of this sentence. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis. Upon the Executive’s request, the Company will use its commercially reasonable efforts to seek and obtain stockholder approval with respect to any 280G Payments so that the Excise Tax would not apply thereto.

(b) All calculations and determinations under this Section 5.8 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5.8, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.8. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

6. Proprietary Information Agreement. The Executive understands and acknowledges that, concurrent with the Effective Date, he will enter into the form of Proprietary Information Agreement set forth on Exhibit C (the “Proprietary Information Agreement”), and that entering into the Proprietary Information Agreement is a material term of, and inducement to the Company to enter into, this Agreement, and any breach of the Proprietary Information Agreement by the Executive shall be concurrently deemed to be a breach of this Agreement as if the terms of the Proprietary Information Agreement were set forth herein.

7. Restrictive Covenants.

7.1 Non-competition. Because of the Company’s legitimate business interests as described herein and the good and valuable consideration offered to the Executive, during the Employment Term and for an 18-month period beginning on the last day of the Executive’s employment with the Company, for any reason or no reason and whether employment is terminated at the option of the Executive or the Company, the Executive agrees and covenants not to engage in Prohibited Activity within the United States.

For purposes of this Section 7, “Prohibited Activity” is activity in which the Executive contributes his knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to an entity engaged in the same or similar business as the Company, including those engaged in the business of researching, developing or commercializing any products or services relating to medical devices that aid in human respiration. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information or Confidential Information.

Nothing herein shall prohibit the Executive from purchasing or owning less than two percent (2%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation. This Section 7 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Executive shall promptly provide written notice of any such order to the Chairman of the Board.

7.2 Non-solicitation of Employees. The Executive agrees and covenants not to directly or indirectly solicit, recruit, attempt to recruit, or induce the termination of employment of any employee of the Company during an 18-month period beginning on the last day of the Executive’s employment with the Company.

8. Non-disparagement. The Executive agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, officers, directors or its or their respective affiliates. This Section 8 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Executive shall promptly provide written notice of any such order to the Chairman of the Board.

9. Acknowledgement. The Executive understands that the nature of the Executive’s position gives him access to and knowledge of Confidential Information (as defined in the Proprietary Information Agreement) and places him in a position of trust and confidence with the Company. The Executive understands and acknowledges that the intellectual and leadership services he provides to the Company are unique, special or extraordinary, in part because of his background and experience. The Executive further understands and acknowledges that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure thereof by the Executive is likely to result in unfair or unlawful competitive activity. The Executive further acknowledges that the Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Executive’s employment, and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.

The Executive further acknowledges that the amount of his compensation reflects, in part, his obligations and the Company’s rights under Section 6, Section 7 and Section 8 of this Agreement and his entry into the Proprietary Information Agreement; that he has no expectation of any additional compensation, royalties or other payments of any kind not otherwise referenced herein in connection herewith; and that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Section 6, Section 7 and Section 8 of this Agreement or the Company’s enforcement thereof.

10. Compliance. The Executive covenants and agrees to abide by all of the policies (including any personnel policies or practices of the Company and any ethics policies of the Company), procedures, rules and regulations adopted by the Company from time to time, including any policies, procedures, rules and regulations that may be included in any Employee Handbook or similar document of the Company. Notwithstanding the foregoing, to the extent that any of the Company’s policies, procedures, rules or regulations conflict with the terms of this Agreement, the specific terms of this Agreement shall control. The Executive acknowledges and understands that the Company is committed to complying in all respects with applicable law and regulation and to engaging in its business and other activities with the highest ethical standards. Accordingly, the Executive covenants and agrees to comply in all respects with applicable law and regulation in carrying out his duties and responsibilities under this Agreement. In the event the Executive becomes aware of any violation of applicable law or regulation, or suspects any such violation of applicable law or regulation, by the Company or by any of its employees, consultants or advisors in connection with the business of the Company or any of its affiliates, the Executive covenants and agrees to advise the Board immediately so that the matter may be properly investigated and appropriate action taken.

11. Remedies. In the event of a breach or threatened breach by the Executive of Section 6, Section 7 or Section 8 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

12. Arbitration. Except with respect to the Company’s rights under Section 11, any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by JAMS, and shall be conducted consistent with the rules, regulations and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the parties.

13. Publicity. The Executive hereby irrevocably consents to any and all uses and displays, by the Company and its agents, representatives and licensees, of the Executive’s name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world, at any time during or after the period of his employment by the Company, for all legitimate commercial and business purposes of the Company (“Permitted Uses”), without further consent from or royalty, payment or other compensation to the Executive. The Executive hereby forever waives and releases the Company and its directors, officers, employees and agents from any and all claims, actions, damages, losses, costs, expenses and liabilities of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of his employment by the Company, arising directly or indirectly from the Company’s and its agents’, representatives’ and licensees’ exercise of their rights in connection with any Permitted Uses.

14. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Maryland without regard to conflicts of law principles. Subject to Section 12, any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the State of Maryland, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

15. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of this Agreement.

16. Modification and Waiver. Except as otherwise specifically provided herein, no provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Company, after approval by the Board. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any other provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

17. Severability. Should any provision of this Agreement be held by an arbitrator or a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

18. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

19. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

20. Section 409A. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and, thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Any amount that the Executive is entitled to be reimbursed under this Agreement (A) will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, (B) any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and (C) the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.

21. Notification to Subsequent Employer. When the Executive’s employment with the Company terminates, and during the 18-month period during which the restrictions of Sections 7.1 and 7.2 apply, the Executive agrees to notify any subsequent employer of the restrictive covenants section contained in this Agreement. In addition, the Executive authorizes the Company, during the 18-month period during which the restrictions of Sections 7.1 and 7.2 apply, to provide a copy of the restrictive covenants section of this Agreement to third parties, including but not limited to the Executive’s subsequent, anticipated or possible future employer.

22. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

23. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Vapotherm, Inc.

198 Log Canoe Circle

Stevensville, MD 2166

Attn: Chairman of the Board

with a copy to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Attn: Steven A. Wilcox, Esq.

If to the Executive, to the address in the Company’s payroll records, unless the Executive provides written notice of a different address to be used.

24. Representations of the Executive. The Executive represents and warrants to the Company that:

24.1 The Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he is a party or is otherwise bound.

24.2 The Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not violate any non-solicitation, non-competition or other similar covenant or agreement of a prior employer.

25. Withholding. The Company shall have the right to withhold from any amount payable hereunder any federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

26. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

27. Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VAPOTHERM, INC.

By:	/s/ Larry S. Grant
Name: Larry S. Grant
Title: Chief Financial Officer

EXECUTIVE

Signature:	/s/ Joseph Army
Name: Joseph Army

Exhibit A

FORM OF STOCK OPTION AGREEMENT

VAPOTHERM, INC.

AMENDED AND RESTATED

2005 STOCK INCENTIVE PLAN

Stock Option Award Agreement for U.S. Employees

Award No.

You (the “Participant”) are hereby awarded the following stock option (the “Option”) to purchase Shares of Vapotherm, Inc. (the “Company”), subject to the terms and conditions set forth in this Stock Option Award Agreement (the “Award Agreement”), and the Vapotherm, Inc. Amended and Restated 2005 Stock Incentive Plan (the “Plan”), which is attached hereto as Exhibit A. You should carefully review these documents, and consult with your personal financial advisor, before exercising this Option.

By executing this Award Agreement, you agree to be bound by all of the Plan’s terms and conditions, as if they had been set out verbatim in this Award Agreement. In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Board of Directors (the “Board”) of the Company or any Committee appointed by the Board to administer the Plan, and shall (in the absence of decisions clearly made in bad faith or materially effected by fraud) be final, conclusive and binding on all parties, including you and your successors in interest. Capitalized terms are defined in the Plan or in this Award Agreement.

1. Variable Terms. This Option shall have, and be interpreted according to, the following terms, subject to the provisions of the Plan in all instances:

Name of Participant:	Joseph Army

Type of Stock Option:	☑ Incentive Stock Option (ISO)[1]

☐ Non-qualified Stock Option[2]

Number of Shares subject to Option:

Option Exercise Price per Share: (at least Fair Market Value)

Grant Date:

Reverse Vesting (per Plan Section ):	☐Allowed in accordance with Section 6(i) of the Plan.

☑ Not allowed.

[1]

If an ISO is awarded to a person owning more than 10% of the voting power of all classes of stock of the Company or of any Subsidiary, then the term of the Option cannot exceed 5 years and the exercise price must be at least 110% of the Fair Market Value (100% for any other employee who is receiving ISO awards).

[2]	The exercise price of a NQSO must be 100% of the Fair Market Value.

Stock Option Award Agreement

Vapotherm, Inc.

Amended and Restated 2005 Stock Incentive Plan

Vesting Schedule:	(Establishes the Participant’s rights to exercise this Option with respect to the Number of Shares stated above, subject to acceleration per Section 2 below and to any shareholder approval requirement set forth in the Plan).

A.	25% on June 18, 2013 and

B.	the remaining 75% of this Option in 2.083% equal monthly installments on the last calendar day of each month for the next 36 months thereafter.

Expiration Date:	☐ years after Grant Date

☑ 10 years after Grant Date

2. Accelerated Vesting; Change in Corporate Control. To the extent you have not previously vested in your rights with respect to this Award, your Award will become fully vested on the earlier to occur of (a) the one-year anniversary of a Change in Control or (b) if your Continuous Service ends due to a termination by you for Good Reason or by the Company without Cause, in each case within 12 months following a Change in Control.

3. Term of Option. The term of the Option will expire at 5:00 p.m. (E.D.T. or E.S.T., as applicable) on the Expiration Date.

4. Manner of Exercise. The Option shall be exercised in the manner set forth in the Plan, using the exercise form attached hereto as Exhibit B. The amount of Shares for which the Option may be exercised is cumulative; that is, if you fail to exercise the Option for all of the Shares vested under the Option during any period set forth above, then any Shares subject to the Option that are not exercised during such period may be exercised during any subsequent period, until the expiration or termination of the Option pursuant to Sections 2 and 6 of this Award Agreement and the terms of the Plan. Fractional Shares may not be purchased.

5. Special ISO Provisions. If designated as an ISO, this Option shall be treated as an ISO to the extent allowable under Section 422 of the Code, and shall otherwise be treated as a NQSO. If you sell or otherwise dispose of Shares acquired upon the exercise of an ISO within 1 year from the date such Shares were acquired or 2 years from the Grant Date, you agree to deliver a written report to the Company within 10 days following the sale or other disposition of such Shares detailing the net proceeds of such sale or disposition.

6. Termination of Continuous Service. If your Continuous Service with the Company is terminated for any reason, this Option shall terminate on the date on which you cease to have any right to exercise the Option pursuant to the terms and conditions set forth in Section 6 of the Plan.

7. Partial Consideration for Award. The Participant agrees to the following as a material and indivisible part of the consideration associated with this Award:

(a) Fiduciary Duty. During his or her employment with the Company, but subject to the terms of the Participant’s Employment Agreement, the Participant shall devote his or her full energies, abilities, attention and business time to the performance of his or her job responsibilities and shall not engage in any activity which conflicts or interferes with, or in any way compromises, his or her performance of such responsibilities.

Stock Option Award Agreement

Vapotherm, Inc.

Amended and Restated 2005 Stock Incentive Plan

(b) Confidential Information. The Participant recognizes that by virtue of his or her employment with the Company, he or she will be granted otherwise prohibited access to confidential information and proprietary data which are not known, and not readily accessible to the Company’s competitors. This information (the “Confidential Information”) includes, but is not limited to, current and prospective customers; the identity of key contacts at such customers; customers’ particularized preferences and needs; marketing strategies and plans; financial data; personnel data; compensation data; proprietary procedures and processes; and other unique and specialized practices, programs and plans of the Company and its customers and prospective customers. The Participant recognizes that this Confidential Information constitutes a valuable property of the Company, developed over a significant period of time and at substantial expense. Accordingly, the Participant agrees that he or she shall not, at any time during or after his or her employment with the Company, divulge such Confidential Information or make use of it for his or her own purposes or the purposes of any person or entity other than the Company.

(c) Non-Solicitation of Customers. The Participant recognizes that by virtue of his or her employment with the Company he or she will be introduced to and involved in the solicitation and servicing of existing customers of the Company and new customers obtained by the Company during his or her employment. The Participant understands and agrees that all efforts expended in soliciting and servicing such customers shall be for the permanent benefit of the Company. The Participant further agrees that during his or her employment with the Company the Participant will not engage in any conduct which could in any way jeopardize or disturb any of the Company’s customer relationships. The Participant also recognizes the Company’s legitimate interest in protecting, for a reasonable period of time after his or her employment with the Company, the Company’s customers. Accordingly, the Participant agrees that, for a period beginning on the date hereof and ending one (1) year after termination of Participant’s employment with the Company, regardless of the reason for such termination, the Participant shall not, directly or indirectly, without the prior written consent of the Chairman of the Company, market, offer, sell or otherwise furnish any products or services similar to, or otherwise competitive with, those offered by the Company to any customer of the Company.

(d) Non-Solicitation of Employees. The Participant recognizes the substantial expenditure of time and effort which the Company devotes to the recruitment, hiring, orientation, training and retention of its employees. Accordingly, the Participant agrees that, for a period beginning on the date hereof and ending eighteen (18) months after termination of Participant’s employment with the Company, regardless of the reason for such termination, the Participant shall not, directly or indirectly, for himself or herself or on behalf of any other person or entity, solicit, recruit, or induce the termination of employment of any employee of the Company.

(e) Survival of Commitments; Potential Recapture of Award and Proceeds. The Participant acknowledges and agrees that the terms and conditions of this Section regarding confidentiality and non-solicitation shall survive both (i) the termination of Participant’s employment with the Company for any reason, and (ii) the termination of the Plan, for any reason. The Participant acknowledges and agrees that the grant of Options in this Award Agreement is just

Stock Option Award Agreement

Vapotherm, Inc.

Amended and Restated 2005 Stock Incentive Plan

and adequate consideration for the survival of the restrictions set forth herein, and that the Company may pursue any or all of the following remedies if the Participant either violates the terms of this Section or succeeds for any reason in invalidating any part of it (it being understood that the invalidity of any term hereof would result in a failure of consideration for the Award):

(i)	declaration that the Award is null and void and of no further force or effect;

(ii)	recapture of any cash paid or Shares issued to the Participant, or any designee or beneficiary of the Participant, pursuant to the Award;

(iii)

recapture of the proceeds, plus reasonable interest, with respect to any Shares that are both issued pursuant to this Award and sold or otherwise disposed of by the Participant, or any designee or beneficiary of the Participant.

The remedies provided above are not intended to be exclusive, and the Company may seek such other remedies as are provided by law, including equitable relief.

(f) Acknowledgement. The Participant acknowledges and agrees that his or her adherence to the foregoing requirements will not prevent him or her from engaging in his or her chosen occupation and earning a satisfactory livelihood following the termination of his or her employment with the Company.

8. Designation of Beneficiary. Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award Agreement, you may expressly designate a beneficiary (the “Beneficiary”) to his or her interest in the Option awarded hereby. You shall designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto as Exhibit C (the “Designation of Beneficiary”) and delivering an executed copy of the Designation of Beneficiary to the Company.

9. Restrictions on Transfer. This Award Agreement may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee. Notwithstanding the foregoing, the Participant may transfer this Option (i) by instrument to an inter vivos or testamentary trust (or other entity) in which each beneficiary is a permissible gift recipient, as such is set forth in subsection (ii) of this Section, or (ii) by gift to charitable institutions or by gift or transfer not for consideration to any of the following relatives of the Participant (or to an inter vivos trust, testamentary trust or other entity primarily for the benefit of the following relatives of the Participant): any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, domestic partner, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships. Any transferee of the Participant’s rights shall succeed and be subject to all of the terms of this Award Agreement and the Plan.

10. Taxes. By signing this Award Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any taxes that may arise (including taxes arising under Sections 409A or 4999 of the Code), and that neither the Company nor the Administrator shall have any obligation whatsoever to pay such taxes.

Stock Option Award Agreement

Vapotherm, Inc.

Amended and Restated 2005 Stock Incentive Plan

11. Notices. Any notice or communication required or permitted by any provision of this Award Agreement to be given to you shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed to you at the last address that the Company had for you on its records. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.

12. Binding Effect. Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

13. Modifications. This Award Agreement may be modified or amended in accordance with Section 17 of the Plan, provided that you must consent in writing to any modification that adversely alters or impairs any rights or obligations under this Option.

14. Headings. Section and other headings contained in this Award Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Award Agreement or any provision hereof.

15. Severability. Every provision of this Award Agreement and of the Plan is intended to be severable. If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Award Agreement.

16. Counterparts. This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

17. Plan Governs. By signing this Award Agreement, you acknowledge that you have received a copy of the Plan and that your Award Agreement is subject to all the provisions contained in the Plan, the provisions of which are made a part of this Award Agreement and your Award is subject to all interpretations, amendments, rules and regulations that from time to time may be promulgated and adopted pursuant to the Plan. In the event of a conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control.

18. Governing Law. The laws of the State of Maryland shall govern the validity of this Award Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

19. Investment Purposes. You acknowledge that you are acquiring your Options for investment purposes only and without any present intention of selling or distributing them.

20. Code Section 409A. It is intended that this Award comply with Section 409A of the Internal Revenue Code of the United States or an exemption to Code Section 409A. To the extent that the Company determines that you would be subject to the additional 20% tax imposed on certain nonqualified deferred compensation plans pursuant to Code Section 409A as a result of any provision of any this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Company.

Stock Option Award Agreement

Vapotherm, Inc.

Amended and Restated 2005 Stock Incentive Plan

BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that the Option is awarded under and governed by the terms and conditions of this Award Agreement and the Plan.

VAPOTHERM, INC.

By:
Name:
Title:

PARTICIPANT

Joseph Army

VAPOTHERM, INC.

AMENDED AND RESTATED

2005 STOCK INCENTIVE PLAN

Exhibit A

Plan Document

VAPOTHERM, INC.

AMENDED AND RESTATED

2005 STOCK INCENTIVE PLAN

Exhibit B

Form for Exercise of Stock Options

Vapotherm, Inc.

Attention: Vapotherm, Inc. Amended and Restated 2005 Stock Incentive Plan Committee

198 Log Canoe Circle

Stevensville, MD 21666-2128

Dear Sir or Madam:

The undersigned elects to exercise his/her Incentive Stock Option to purchase _____ shares of Common Stock of Vapotherm, Inc. (the “Company”) under and pursuant to a Stock Option Agreement dated as of ______________.

1. ☐ Delivered herewith is a certified or bank cashier’s or teller’s check and/or shares of Common Stock held by the undersigned for at least six months*, valued at the closing sale price of the stock on the business day prior to the date of exercise, as follows:

$	in cash or check
$	in the form of shares of Common Stock, valued at $ per share
$ Total

2. ☐ Delivered herewith are irrevocable instructions to a broker approved by the Company to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price.**

If method 1 is chosen, the name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) is as follows:

Name:

Address:

Social Security Number

Very truly yours,

Date	Optionee

*	The Committee may waive the six months’ requirement in its discretion.
**	The Committee must approve this method in writing before your election.

VAPOTHERM, INC.

AMENDED AND RESTATED

2005 STOCK INCENTIVE PLAN

Exhibit C

Designation of Beneficiary

In connection with the __________ Award Agreement (the “Award Agreement”) entered into on _______________, 20__ between Vapotherm, Inc. (the “Company”) and _______________, an individual residing at _______________ (the “Recipient”), the Recipient hereby designates the person specified below as the beneficiary, in the event of the Recipient’s death, of all of the Recipient’s rights under the Award Agreement.

Name of Beneficiary:

Address:

Social Security No.:

The Recipient understands that this beneficiary designation operates to entitle the above-named beneficiary to the death benefit rights conferred above from the date this form is delivered to the Company until such date as this designation is revoked in writing by the Recipient. A revocation shall occur if the Recipient delivers to the Company either (i) a written revocation of this designation that is signed by the Recipient and notarized, or (ii) a designation of beneficiary, in the form set forth herein, that is executed and notarized on a later date.

Date:

By:
[Recipient Name]

Sworn to before me this day of ____________, 20__

Notary Public

County of
State of

Exhibit B

FORM OF SEPARATION AND RELEASE AGREEMENT

B-1

FORM OF SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is being entered into between Vapotherm, Inc. (the “Company”) and Joseph Army (the “Executive”). For and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, the Company and the Executive (sometimes hereafter referred to as the “Parties”) agree as follows:

1.	Separation and Payment.

(a) The Executive performed his regular duties with the Company through July 30, 2012 (the “Separation Date”), on which date his employment with the Company ended.

(b) The Executive shall be entitled to the compensation and benefits set forth in Section 5 of his July 30, 2012 Employment Agreement (the “Employment Agreement”), subject to compliance with the terms of the Employment Agreement and this Agreement.

(d) Other than payments referred to in Section 5 of the Employment Agreement, the Executive has been paid all compensation due and owing to him under the Employment Agreement and under any employment or other contract the Executive has or may have had with the Company or from any other source of entitlement, including all wages, salary, bonuses, incentive payments, profit-sharing payments, leave, and other benefits. The Executive further acknowledges and agrees that the payments referred to in this paragraph 1, in addition to compensating his fully for time worked and services rendered through the end of his employment, include consideration for his promises contained in this Agreement, and that such consideration is above and beyond any wages, salary, accrued but unused vacation, or other sums to which the Executive is entitled from the Company under the terms of his Employment Agreement or under any other contract or law in the absence of this Agreement.

2. Release. On behalf of himself and his agents, heirs, executors, administrators, successors and assigns, the Executive hereby releases and forever discharges the Company, and any and all of the affiliates (excluding members), officers, directors, employees, agents, counsel, and successors and assigns of the Company, from any and all complaints, claims, demands, damages, lawsuits, actions, and causes of action, whether known, unknown or unforeseen, arising out of or in connection with any event, transaction or matter occurring or existing prior to or at the time of his execution of this Agreement, which he has or may have against any of them for any reason whatsoever in law or in equity, under federal, state, local, or other law, whether the same be upon statutory claim, contract, tort or other basis, including without limitation any and all claims arising from or relating to his employment or the termination of his employment and any and all claims relating to any employment contract (including but not limited to his Employment Agreement), any employment statute or regulation, or any employment discrimination law, including without limitation the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1866 and the Equal Pay Act of 1963, all as amended, all state and local laws, regulations and ordinances prohibiting discrimination in employment, and other laws and regulations relating to employment, including but not limited to the Family and Medical Leave Act and the Fair Labor Standards Act, all as amended. The Executive agrees, without limiting the generality of the above release, not to file any claim or lawsuit seeking damages or other relief and asserting any claims that are lawfully released in this paragraph. The Executive further hereby irrevocably and unconditionally waives any and all rights to recover any relief and damages concerning the claims that are lawfully released in this paragraph. The Executive represents and warrants that he has not previously filed or joined in any such claims against the Company or any of its affiliates, and that he has not given or sold any portion of any claims released herein to anyone else, and that he will indemnify and hold harmless the persons and entities released herein from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such assignment or transfer. THE EXECUTIVE HEREBY ACKNOWLEDGES AND AGREES THAT THIS RELEASE IS A GENERAL RELEASE (EXCEPT AS PROVIDED HEREIN) AND THAT BY SIGNING THIS AGREEMENT, THE EXECUTIVE IS SIGNING AND AGREEING TO THIS RELEASE. Notwithstanding any term or provision of this Agreement or the Employment Agreement to the contrary, and specifically notwithstanding the foregoing releases, this Agreement does not relate to, and the Executive does not release, any rights the Executive may have with respect to any of the following: (1) any claim of the Executive for the payments and benefits due to him under the Employment Agreement (and the agreements referenced therein) and under this Agreement; (2) any contribution, indemnity, or other claim the Executive may have under the Charter or Bylaws of the Company (or any successor or similar provision), under any applicable policy of insurance, or under applicable law as a result of any action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that the Executive is or was a director, officer, executive or agent of the Company or serves or served any other enterprise at the request of the Company; (3) any claim relating solely to the validity of this Agreement under the ADEA, as amended; (4) any non-waivable right to file a charge with the U.S. Equal Employment Opportunity Commission; and (5) any rights that may not be waived as a matter of law.

3. No Admission. The Parties agree that nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by either of them.

4. Modification; Severability. The Parties agree that if a court of competent jurisdiction finds that any term of this Agreement is for any reason excessively broad in scope, duration, or otherwise, such term shall be construed or modified in a manner to enable it to be enforced to the maximum extent possible. Further, the covenants in this Agreement shall be deemed to be a series of separate covenants and agreements. If, in any judicial proceeding, a court of competent jurisdiction shall refuse to enforce any of the separate covenants deemed included herein, then at the option of the Company, wholly unenforceable covenants shall be deemed eliminated from the Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.

5. Certain Representations. The Parties represent and acknowledge that in executing this Agreement such party does not rely and has not relied upon any representation or statement made by the other party or the other party’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

6. Entire Agreement. This Agreement, together with the Employment Agreement (and the agreements referenced therein) contains the entire agreement between the Parties relating to the subject matter of this Agreement, and may not be altered or amended except by an instrument in writing signed by both Parties hereto.

7. Assignment. This Agreement and the rights and obligations of the Parties hereunder may not be assigned by either party without the prior written consent of the other party.

8. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective representatives, successors and permitted assigns.

9. Waiver. Neither the waiver by either party of a breach of or default under any of the provisions of the Agreement, nor the failure of such party, on one or more occasions, to enforce any of the provisions of the Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder.

10. Further Assurances. The Parties agree to take or cause to be taken such further actions as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms, and conditions of this Agreement.

11. Governing Law. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Maryland without regard to conflicts of law principles. Subject to Section 12, any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the State of Maryland, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

12. Arbitration. Any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by JAMS, and shall be conducted consistent with the rules, regulations and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the parties

13. Acknowledgment. With respect to the Release in paragraph 2 above, the Executive agrees and understands that he is specifically releasing all claims under the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.), as amended. The Executive acknowledges that he has read and understands the foregoing Agreement and executes it voluntarily and without coercion. The Executive further acknowledges that he has had full opportunity to consult with an attorney prior to executing this Agreement, and that he has been advised in writing herein to do so. In addition, the Executive has been given twenty-one (21) days, to consider, execute, and deliver this Agreement to the Chairman of the Board of the Company at the Company’s principal business address, unless the Executive voluntarily chooses to execute this Agreement before the end of the 21-day period. The Executive understands that he has seven (7) days following his execution of this Agreement to revoke it in writing, and that this Agreement is not effective or enforceable until after this seven-day period. For such revocation to be effective, notice must be delivered to the Company at the Company’s principal business address, addressed to the attention of the Chairman of the Board, no later than the end of the seventh calendar day after the date by which the Executive signed this Agreement. The Executive expressly agrees that, in the event he revokes this Agreement, the Agreement shall be null and void and have no legal or binding effect whatsoever, and he shall not be entitled to the severance payment described in paragraph 1(b) above. The Parties recognize that he may elect to sign this Agreement prior to the expiration of the 21-day consideration period specified herein, and the Executive agrees that if he elects to do so such election is knowing and voluntary and comes after full opportunity to consult with an attorney.

[remainder of page intentionally left blank]

Exhibit C

FORM OF PROPRIETARY RIGHTS AGREEMENT

PROPRIETARY RIGHTS AGREEMENT

This PROPRIETARY RIGHTS AGREEMENT (this “Agreement”), is made and entered into as of July 30, 2012 (the “Effective Date”), by and between Vapotherm, Inc., a Maryland corporation with principal offices at 198 Log Canoe Circle, Stevensville, MD 21666 (the “Company”) and Joseph Army (the “Employee”).

Whereas the Company intends to retain the services of Employee as a full-time employee of the Company, and in such capacity Employee will have access to information and materials regarding the Company’s technology and business activities (the “Subject Matter”), the parties specifically agree as follows:

1.	Confidentiality of Information

1.1 Employee understands that his or her employment creates a relationship of confidence and trust between Employee and the Company with respect to any written or oral information, drawings, or information observed (collectively referred to as “Confidential Information”) on the Subject Matter possessed by the Company which the Company desires to or is obligated to keep in confidence or which has commercial value to the Company. Employee understands that such Confidential Information includes, without limitation, formulas, processes, techniques, test data, research, strategies, inventions, contracts, products, customer lists, customers, marketing and financial data, and includes information which Employee may develop in the course of employment. At all times during such employment and thereafter Employee will keep in confidence all Confidential Information, and will not use, except for the benefit of the Company, nor disclose, nor transfer to any third party any Confidential Information without the Company’s prior written consent.

1.2 Employee agrees that Employee will not, during his or her employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that Employee will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

1.3 Employee recognizes that the Company has received and in the future will receive from third parties information deemed to be confidential subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purpose. Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out his or her work for the Company consistent with the Company’s agreement with such third party.

1.4 Employee agrees that it will secure and safeguard any and all materials, documents, work in process and work product that embodies Confidential Information in areas reasonably restricting access and preventing unauthorized use and/or disclosure. Employee further agrees that it will undertake reasonable measures to prevent accidental or other loss of Confidential Information. In the event Employee becomes aware of any loss, disclosure or use of Confidential Information in violation of this Agreement, Employee shall immediately notify Company in writing.

2.	Invention Assignment

2.1 Employee has attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by him or her prior to his or her employment with the Company (collectively referred to as “Prior Inventions”), which belong to him or her, which relate to the Company hereunder; or, if no such list is attached, Employee represents that there are no such Prior Inventions. If in the course of his or her employment with the Company, Employee incorporates into a Company product or process a Prior Invention owned by him or her in which Employee has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product or process, subject to the rights of any prior third party obligations as listed in Exhibit A.

2.2 Employee will promptly disclose to the Company in writing all formulas, processes, techniques, tests data, improvements and inventions, original works of authorship, developments, concepts, trade secrets, whether or not patentable or registrable under copyright or similar laws, which Employee makes, conceives, learns or reduces to practice, either alone or jointly with others, during the period of employment and which are related to or useful in the Company’s business, and which result from tasks assigned by the Company or from use of Company Confidential Information or facilities (collectively referred to as “Inventions”).

2.3 Employee further acknowledges that all original works of authorship which are made by him or her (solely or jointly with others) within the scope of and during the period of his or her employment with the Company and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act and are subject to assignment as set forth above.

2.4 Employee agrees that all Confidential Information, all Inventions and all patent and other rights related thereto are the sole property of the Company, and Employee hereby assigns to the Company any rights Employee may have or acquire in such Confidential Information or Inventions. Employee further agrees to assist the Company (at its expense) in every proper way (including execution of patent applications and other documents) to obtain and enforce patents on and otherwise secure the Company’s rights in any Inventions. Employee agrees that Employee’s obligation to assist the Company in obtaining and enforcing any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries will continue beyond the termination of Employee’s employment, but the Company will compensate Employee at reasonable rates for the assistance Employee actually provides at the Company’s request after such termination. Employee hereby irrevocably appoints the Company and its duly authorized officers and agents as Employee’s agents and attorneys-in-fact to execute and file all documents and perform all other lawful acts related to the foregoing.

2.5 Employee agrees that all Confidential Information, documents, equipment and other physical property furnished to or produced by Employee in connection with Employee’s employment are the sole property of the Company, and Employee will promptly deliver all such property to the Company at its request and (whether or not the Company so requests) upon the termination of employment with Company.

3.	Miscellaneous

3.1 Employee agrees to diligently adhere to the Conflict of Interest Guidelines attached hereto as Exhibit B.

3.2 Employee represents that Employee’s performance of this Agreement will not breach any other agreement or obligation, written or oral, by which Employee may be bound.

3.3 This Agreement shall be governed by the laws of the State of Maryland, without reference to conflicts of laws principles. Employee hereby agrees and consents that the exclusive jurisdiction and venue for any dispute arising under this Agreement or in connection with any breach thereof shall be in federal or state courts for Montgomery County, Maryland.

3.4 This Agreement is binding upon Employee, Employee’s heirs, executors, administrators and assigns and shall inure to the benefit of the Company, its successors and assigns.

3.5 This Agreement supersedes all prior agreements, written or oral, between the parties hereto relating to the subject matter hereof; provided that, if there is a conflict between this Agreement and the Employment Agreement dated • (the “Employment Agreement”), between Employee and the Company, then the Employment Agreement shall control. This Agreement may not be modified, changed or discharged, in whole or in part, except by a written agreement signed by both parties.

3.6 The provisions of this Agreement are necessary for the protection of the business and good will of Company and are considered by the parties to be reasonable for such purpose. In the event of breach, in addition to other remedies which may be available, Company shall have the right to seek specific performance and other injunctive and equitable relief.

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description	Third Party Ownership/Rights

No inventions or improvements

Additional Sheets Attached

Signature of Employee:

Print Name of Employee:

Date:

EXHIBIT B

CONFLICT OF INTEREST GUIDELINES

It is the policy of the Company to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the President and written approval for continuation must be obtained.

A. Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The Confidentiality, Invention & Non-Compete Agreement elaborates on this principle and is a binding agreement.)

B. Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

C. Participating in civic or professional organizations that might involve divulging confidential information of the Company.

D. Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

E. Initiating or approving any form of personal or social harassment of employees.

F. Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

G. Borrowing from or lending to employees, customers or suppliers.

H. Acquiring real estate of interest to the Company.

I. Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

J. Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

K. Making any unlawful agreement with distributors with respect to prices.

L. Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

M. Engaging in any conduct which is not in the best interest of the Company.

Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning, subject to the provisions of any employment agreement between the Company and the Employee.